BANK 1440

This Proxy is Solicited on Behalf of the Board of Directors for use

at the Special Meeting of Shareholders on ________________, 201_

The undersigned shareholder of Bank 1440 (the “Bank”) hereby constitutes and appoints _________________and ___________________ and each of them, attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, par value $1.00 per share and/or preferred stock, par value $1.00 per share, of the Bank which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of the Bank to be held at _______________________ at __:00 p.m., local time, on ___________, 201__, and any adjournment thereof (the “Special Meeting”), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, both dated ________________, 201_, timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised.

1.	Proposal to approve the Agreement and Plan of Plan of Merger, dated as of June 25, 2013, by and among Alamogordo Financial Corp., BANK’34 and Bank 1440 (the “Merger Agreement”) pursuant to which Bank 1440 will merge with and into BANK’34, all on and subject to the terms and conditions contained therein. Adoption of the Merger Agreement will also constitute approval of the merger and the other transactions contemplated by the Merger Agreement.

☐ For	☐ Against	☐ Abstain

2.	Proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.

☐ For	☐ Against	☐ Abstain

3.	In their discretion, to transact such other business as may be properly presented at the Special Meeting and any adjournments or postponements of the Special Meeting.

Shares of Bank stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting (if necessary). If any other matter is properly presented at the Special Meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

The board of directors of the Bank recommends a vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting (if necessary). Such vote is hereby solicited on behalf of the board of directors.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

Please sign, date and return this Proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of stock of the Bank. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated ________________, 201__

(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)